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                                                                    Exhibit 4.3




                                                     BARNETT BANK OF TAMPA



                                                     101 East Kennedy Boulevard
December 11, 1996                                    Post Office Box 30014
                                                     Tampa, Florida 33630-3014
                                                     813/225-8111
Dr. Terek Diasti
Chairman of the Board
Coast Dental Services, Inc.
6200 Courtney Campbell Causeway
Suite 690
Tampa, Florida  33607


Dear Dr. Diasti:

Barnett Bank, N.A. - Tampa (the "Bank") is pleased to offer the following credit facility to Coast Dental Services, Inc. (the "Borrower"), subject to the following terms and conditions:

Borrower:        Coast Dental Services, Inc.

Amount: $5,000,000.00 (Renewal and increase of existing Commercial Revolving Line of Credit).

Type of
Facility:        Commercial Revolving Line of Credit.

Maturity:        April 30, 1998.

Repayment:       Monthly payments of accrued interest; principal payable at maturity.

Rate: At the election of the Borrower, Barnett Bank's Prime rate, floating daily or LIBOR options as follows:

                          Total Debt/EBITDA                 LIBOR +
                          -----------------                 -------
                                  <1:1                       1.75%
                           from 1:1 to 2:1                   2.00%
                           from 2:1 to 4:1                   2.25%

Fees: $13,750.00 Loan Processing fee, $6,875.00 due upon acceptance of commitment, $6,875.00 due at closing; plus 1/4% p.a. non-usage fee billed quarterly.
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Dr. Terek Diasti
December 11, 1996
Page Two


Prepayment:      Prepayment is permitted at any time without penalty on Prime rate plus loans. LIBOR based loans will be subject to customary LIBOR breakage indemnity.

Collateral:      Blanket first lien on all corporate assets, including accounts receivable, inventory, contract rights, equipment and furnishings.

Guarantors:      Coast Florida, P.A. and any other subsequently formed
                 affiliates or subsidiaries.


                       OTHER REQUIREMENTS AND CONDITIONS

Contingency:              This commitment is contingent upon successful
                          completion of Borrower's Initial Public
                          Offering with a minimum of $17,500,000 net proceeds raised no later than March 31, 1997

Use of Proceeds:          Draws to be used for building new, expanding existing
                          or acquiring existing dental offices within the Southeastern U.S. (Alabama, Tennessee, North and South Carolina, Georgia and Florida).

Hazard Insurance:         Borrower will maintain hazard insurance in an
                          amount acceptable to Bank on its inventory, equipment and furnishings naming Bank as loss payee and will furnish evidence of said coverage to Bank.

Financial Statements:     Borrower will provide a copy of its annual audited
                          financial statements within 120 days of its fiscal year end and a copy of its annual federal tax returns immediately after filing. Borrower will also provide copies of its monthly interim financial statements within 30 days after each month end. All guarantors will provide annual financial statements and copies of their annual federal tax returns.

Financial Covenants:      Borrower's tangible net worth shall not be less than
                          $5,000,000 at any time.

                          Borrower's net earnings after taxes shall not be less than 10% of net revenues, tested annually.

                          As of each fiscal quarter, Borrower's debt service coverage ratio shall not be less than 7:1, defined as the ratio of EBITDA to Interest Expense plus Current Maturities of Long Term Debt, as measured on a rolling four quarter basis.
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Dr. Terek Diasti
December 11, 1996
Page Three

                          As of each fiscal quarter, Borrower's
                          leverage ratio shall not exceed 1.25:1.
                          Leverage ratio shall be defined as total liabilities divided by tangible net worth.

                          Borrower will not acquire more than
                          $3,000,000 in dental offices in any one
                          transaction or more than $6,000,000 in
                          aggregate per quarter without prior Bank consent.

                          Total Liabilities/EBITDA shall not exceed 4:1 at any time.

Expenses:                 All costs and expenses incidental to closing
                          the loan shall be paid by the borrower.
                          These costs include but are not limited to documentary stamps, intangible taxes, recording fees, and any legal fees that may be charged relative to this loan.

This loan will be governed by a loan agreement to include certain representations and warranties, conditions precedent, affirmative covenants, negative covenants and events of default. Bank's obligation to lend will arise only upon the preparation, execution and delivery of documentation satisfactory in form and substance to the Bank, including, but not limited to the terms set forth above.

If this commitment is acceptable, please sign below and return a copy of this letter to me at your earliest convenience. Please remember to include your check for $6,875.00. If you have any questions or would like to discuss this matter further, please do not hesitate to call me at 225-8558.

Sincerely,                      Accepted:        Coast Dental Services, Inc.


Stephen F. Young                By:       /s/  Terek Diasti
Vice President                      -----------------------------------------
                                               Terek Diasti

                                Guarantor: Coast Florida, P.A.



                                By:       /s/  Adam Diasti
                                    -----------------------------------------
                                               Adam Diasti